NEUBERGER BERMAN INCOME FUNDS
                                  RESERVE CLASS
                            ADMINISTRATION AGREEMENT

                                   SCHEDULE A




        The Reserve Class of the Series of Neuberger Berman Income Funds currently subject to this Agreement are as follows:



Lehman Brothers National Municipal Money Fund

Lehman Brothers Tax-Free Money Fund




Date: February 28, 2007